Exhibit (a)(1)(vii)
This e-mail will confirm that we have received your completed Election Form.
This election replaces any prior elections you may have made, if any. You may change your election at any time up to the close of the offer at 5:00 p.m. EDT on July 17, 2008, unless the offer is extended. Your election, if any, in effect at that time will become irrevocable.
If you have any questions, please send an e-mail to OptionExchange@tollbrothersinc.com or call (215) 938-5196. You will have the ability to leave a voice message on this extension.